UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 13, 2013

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Field Court Lake Forest, Illinois	60045-4811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))
[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 13, 2013, Brunswick Corporation (the “Company”) completed an offering (the “Offering”) of $150 million aggregate principal amount of 4.625% Senior Notes due 2021 (the “Notes”) to qualified institutional buyers in accordance with Rule 144A, and to persons outside the U.S. pursuant to Regulation S, under the Securities Act of 1933, as amended (the “Securities Act”). The Notes bear interest at a rate of 4.625% per annum and mature on May 15, 2021. Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year, starting on November 15, 2013.
The Notes will be guaranteed by each of the Company's existing and future subsidiaries that guarantee obligations under the Company's revolving credit facility (the “ABL Facility”) or any other material debt facility. Under certain circumstances, subsidiary guarantors may be released from their guarantees, including if the Notes are assigned a rating equal to or higher than “Baa3” by Moody's Investors Service, Inc. and “BBB-” by Standard & Poor's Ratings Group, Inc., or, with respect to any guarantee, if the applicable subsidiary guarantor ceases to be a guarantor under the ABL Facility or any material debt facility.
The Company intends to use the net proceeds from the Offering, plus cash on hand, to redeem all of the Company's outstanding 11.250% Senior Secured Notes due 2016 (the “Senior Secured Notes”) and pay all related fees and expenses. The Company estimates that the total cost of redeeming the Senior Secured Notes will be approximately $277.2 million, including $249.8 million of principal, a redemption premium of approximately $24.2 million and approximately $3.2 million of accrued interest.
The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of May 13, 2013, between the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The Indenture imposes certain limitations on the ability of the Company and its restricted subsidiaries to incur liens, enter into sale and leaseback transactions and to consolidate, merge or sell all or substantially all of their assets. The Indenture does not limit the ability of the Company or its subsidiaries to incur unsecured debt, pay dividends or make other distributions, make loans and investments, sell or otherwise dispose of assets or enter into transactions with affiliates.
Prior to May 15, 2016, the Company may redeem the Notes in whole, but not in part, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, at any time prior to May 15, 2016, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds from certain equity offerings at a redemption price of 104.625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.
On or after May 15, 2016, the Company may redeem some or all of the notes at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2016	103.469%
2017	102.313%
2018	101.156%
2019 and thereafter	100.000%
The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
The Indenture contains customary events of default. If an event of default occurs and is continuing, the trustee or holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable. Certain events of bankruptcy or insolvency are events of default which shall result in the Notes being due and payable immediately upon the occurrence of such events of default.
Upon the occurrence of a change of control triggering event (as defined in the Indenture), any holder of Notes will have the right to require the Company to repurchase all or any part of the Notes of such holder at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes have not been, and will not be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
The Indenture and the form of the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K. The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the full text of the Indenture and the Notes, which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.
On May 13, 2013, the Company announced the completion of the Offering and the Company's election to redeem the Senior Secured Notes on June 12, 2013.
The news release issued by Brunswick is incorporated herein by reference and is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits:

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of May 13, 2013, between Brunswick Corporation, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.
4.2	Form of 4.625% Senior Notes due 2021 (included in Exhibit 4.1).
99.1	News Release, dated May 13, 2013, of Brunswick Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Dated: May 13, 2013	By:	/s/ ALAN L. LOWE
Alan L. Lowe
Vice President - Finance and Controller

EXHIBIT INDEX:

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of May 13, 2013, between Brunswick Corporation, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.
4.2	Form of 4.625% Senior Notes due 2021 (included in Exhibit 4.1).
99.1	News Release, dated May 13, 2013, of Brunswick Corporation